Exhibit 99.1

News Release

Contact:  David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS PRELIMINARY FOURTH QUARTER 2008 RESULTS

Company Suspends Common Stock Dividend

    BALTIMORE (February 11, 2009) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported preliminary financial results for the three months and twelve months ended December 31, 2008.  The preliminary results do not include non-cash impairment charges expected to be recorded in the fourth quarter of 2008, which have not yet been finalized.  In accordance with SFAS No. 142, we are required to test our goodwill and FCC licenses for impairment based on estimated fair values as of October 1, 2008.  Due to the economic recession, we expect to record a non-cash impairment charge of approximately $460 million (approximately $300 million on an after-tax basis).  Our final results will be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

    Commenting on the quarter, David Smith, President and CEO of Sinclair, stated, “In the fourth quarter 2008, in response to a deepening economic recession and going into a non-election year where there would be an absence of political revenues, we took steps to reduce our 2009 operating costs and to preserve liquidity, and we are currently re-evaluating how best to utilize our cash flow.  Among some of the initiatives implemented, we drastically cut capital expenditures, are limiting our outside investments, reduced corporate overhead and TV station expenses, including reducing staffing levels and freezing salaries.  While the savings from our cost control initiatives are meaningful, we do not expect them to offset the expected declines in advertising revenues in 2009.  Although we expect to generate sufficient cash flow in 2009 to meet our principal obligations and pay our regular quarterly dividends of $0.20 per share, the Company’s Board of Directors felt that the Company’s ownership should make a financial sacrifice just as our employees have done, and therefore, has suspended our dividend until further notice.”

Financial Results:

    Net broadcast revenues from continuing operations were $164.4 million for the three months ended December 31, 2008, a decrease of 0.8% versus the prior year period result of $165.7 million.  The Company had preliminary operating income of $46.9 million in the three-month period, as compared to operating income of $47.0 million in the prior year period.  The Company had preliminary net income available to common shareholders of $20.3 million in the three-month period versus net income available to common shareholders of $13.0 million in the prior year period.  The Company reported preliminary diluted earnings per common share of $0.24 for the three-month period versus diluted earnings per common share of $0.15 in the prior year period.

    Net broadcast revenues from continuing operations were $639.2 million for the twelve months ended December 31, 2008, an increase of 2.7% versus the prior year period result of $622.6 million.  The Company had preliminary operating income of $173.8 million in the twelve-month period versus the prior year period operating income of $159.2 million.  The Company had preliminary net income available to common shareholders of $61.7 million in the twelve-month period versus net income available to common shareholders of $22.7 million in the prior year period.  The Company reported preliminary diluted earnings per common share of $0.72 in the twelve-month period versus diluted earnings per common share of $0.26 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $25.6 million and $41.1 million in the fourth quarter and full year 2008 versus $2.2 million and $5.0 million in the fourth quarter and full year 2007.   Revenues from retransmission consent agreements were $17.7 million in the fourth quarter 2008 as compared to $15.9 million in the fourth quarter 2007.  For the year, total revenues from retransmission consent agreements were $73.9 million in 2008 versus $58.9 million in 2007, a 25.5% increase.

•                  Local advertising revenues were down 7.6% in the fourth quarter 2008 while national advertising revenues were up 9.8% versus the fourth quarter 2007 on the strength of political advertising.  Excluding political revenues, local advertising revenues were down 14.2% and national advertising revenues were down 24.7% in the fourth quarter.  Advertising spending by the automotive, services, retail, medical, movies, paid programming, and pharmacy categories were down.  Automotive, which represented approximately 14.9% of time sales, was down 31.6% in the quarter due to the economic recession.  Local advertising revenues, excluding political revenues, represented 69.0% of advertising revenues in the fourth quarter.

•                  Time sales on our ABC stations were up 10.6% in the fourth quarter 2008, while time sales on our CBS station on a same station basis were flat.  Stations affiliated with FOX, MyNetworkTV, CW and NBC were down 2.7%, 11.1%, 13.7%, and 11.6%, respectively.  Excluding political revenues, our ABC, FOX, CBS, CW, MyNetworkTV and NBC stations were down 25.7%, 15.3%, 30.8%, 17.7%, 15.0% and 23.1%, respectively.

•                  With all markets reporting, our stations, on average, grew their local time sales in the fourth quarter on both an including and excluding political basis.  In addition, our stations’ average total market share excluding political increased from 17.3% to 18.2%.

•                  During the quarter, the Company received digital equipment at three stations in exchange for comparable analog equipment as a result of vacating certain analog spectrum to be used for public safety.  As a result, the Company recorded a $1.0 million non-cash gain on the equipment exchange.

•                  During the fourth quarter 2008, the Company invested $10.6 million, net of cash distributions, in various ventures.  For 2008, we invested, net of cash distributions received, $102.8 million in non-television assets.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $16.5 million in cash, was $1,359.6 million at December 31, 2008 versus net debt of $1,384.7 million at September 30, 2008.

•                  As of December 31, 2008, 46.5 million Class A common shares and 34.5 million Class B common shares were outstanding, for a total of 81.0 million common shares outstanding.

•                  The Company repurchased 4.0 million shares of it Class A common stock in the open market during the fourth quarter 2008.

•                  The Company repurchased $1.0 million of it 8% senior subordinated notes in the open market during the fourth quarter 2008.

•                  The Company repurchased $6.1 million of it 6% subordinated convertible bonds in the open market during the fourth quarter 2008 and another $1.0 million in January 2009.

•                  The Company repurchased $6.5 million of it 4.875% senior convertible bonds in the open market during the fourth quarter 2008.

•                  The Company repurchased $8.1 million of it 3% senior convertible bonds in January 2009.

•                  Capital expenditures in the fourth quarter were $3.5 million.

•                  Common stock dividends paid in cash in the fourth quarter were $16.8 million.

•                  Program contract payments for continuing operations were $21.2 million in the fourth quarter.

•                  In October 2008, the Company received a $17.2 million federal income tax cash refund.

Forward-Looking Statements:

    The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

    In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain components of its first quarter 2009 and full year 2009 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

    “The recession continues to negatively impact time sales across the majority of our advertising sectors, in particular the automotive category,” commented David Amy, EVP and CFO.  “While it is unclear how long or how deep the recession will be, we believe our current public valuation is a reflection of the economic turmoil rather than deterioration in broadcast television’s longer term fundamentals.”

•                  The Company expects first quarter 2009 station net broadcast revenues from continuing operations, before barter, to be down approximately low to mid twenty percents, as compared to first quarter 2008 station net broadcast revenues, before barter, of $160.9 million.  This assumes the absence of $3.1 million in incremental political revenues and $4.9 million in net Super Bowl revenues as compared to first quarter 2008

•                  The Company expects barter revenue and barter expense each to be approximately $11.5 million in the first quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the first quarter to be approximately $69.2 million, a 5.9% decrease from first quarter 2008 television expenses of $73.5 million.  On a full year basis, television expenses are expected to be approximately $279.4 million, down 5.3% as compared to 2008 television expenses of $295.1 million.  The 2009 television expense forecast includes $0.6 million of stock-based compensation expense for the quarter and $1.7 million for the year, as compared to the 2008 actuals of $0.5 million and $1.8 million for the quarter and year, respectively.

•                  The Company expects program contract amortization expense to be approximately $21.9 million in the first quarter and $83.2 million for 2009, as compared to the 2008 actuals of $19.7 million and $84.4 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $23.7 million in the first quarter and $82.7 million for 2009, as compared to the 2008 actuals of $20.9 million and $82.3 million for the quarter and year, respectively.

•                  The Company expects corporate overhead to be approximately $6.5 million in the first quarter and $25.5 million for 2009, as compared to the 2008 actuals of $6.7 million and $26.3 million for the quarter and year, respectively.  The 2009 television expense forecast includes $0.2 million of stock-based compensation expense for the quarter and $1.5 million for the year, as compared to the 2008 actuals of $1.5 million and $3.6 million for the quarter and year, respectively.

•                  The Company expects other operating division revenues less other operating division expenses to be a $0.6 million loss in the first quarter, assuming current equity interests, as compared to the 2008 actuals of $0.8 million loss.

•                  The Company expects depreciation on property and equipment to be approximately $11.2 million in the first quarter and $43.7 million for 2009, assuming the capital expenditure assumptions below, and as compared to the 2008 actuals of $10.6 million and $44.8 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $4.5 million in the first quarter and $18.3 million for 2009, as compared to the 2008 actuals of $4.5 million and $18.3 million for the quarter and year, respectively.

•                  The Company assesses goodwill and other intangible impairment each quarter and may need to record additional impairment of goodwill and other intangible assets in future quarters.

•                  The Company expects net interest expense to be approximately $19.5 million in the first quarter and $80.5 million for 2009, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This is compared to the 2008 actuals, adjusted for the adoption of FSP APB 14-1, of $22.7 million and $87.7 million for the quarter and year, respectively.  Included in the full year 2008 reallocation and the 2009 estimates is approximately $9.9 million and $12.1 million, respectively, of non-cash interest expense associated with the 3% senior convertible bonds as a result of adopting FSP APB 14-1, which requires companies with convertible securities that can be settled in cash at conversion to account for the security in its liability and equity components, thereby recording a debt discount.

•                  The Company expects a current tax provision from continuing operations of approximately $0.2 million and $0.4 million in the first quarter and full year 2009, respectively, based on the assumptions discussed in this “Outlook” section.

•                  The Company paid dividends on the Class A and Class B common shares of $16.2 million in the first quarter 2009.  The dividend has been suspended by the Board of Directors until further notice.

•                  The Company expects to spend approximately $5.5 million in capital expenditures in the first quarter and approximately $15.0 million in 2009, as compared to the 2008 actuals of $5.9 million and $25.2 million for the quarter and year, respectively.

Sinclair Conference Call:

    The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2008 results on Wednesday, February 11, 2009, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

    Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

    The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Notes:

*** The financial statements for the fourth quarter and full year 2008 exclude impairment of goodwill and broadcast licenses and its related tax effect, which are still being finalized.

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WGGB-TV, our ABC affiliate in Springfield, MA, which was sold November 1, 2007.  As such, the results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
REVENUES:
Station broadcast revenues, net of agency commissions	$164,405	$165,671	$639,163	$622,643
Revenues realized from station barter arrangements	14,829	17,572	59,877	61,790
Other operating divisions’ revenues	16,777	14,826	55,434	33,667
Total revenues	196,011	198,069	754,474	718,100

OPERATING EXPENSES:
Station production expenses	40,739	39,151	158,965	148,707
Station selling, general and administrative expenses	33,644	38,669	136,142	140,026
Expenses recognized from station barter arrangements	12,933	15,667	53,327	55,662
Amortization of program contract costs and net realizable value adjustments	21,175	22,908	84,422	96,436
Other operating divisions’ expenses	19,911	14,171	59,987	33,023
Depreciation of property and equipment	10,953	10,487	44,765	43,147
Corporate general and administrative expenses	6,162	5,446	26,285	24,334
Amortization of definite-lived intangible assets and other assets	4,648	4,563	18,340	17,595
Gain on asset exchange	(1,024)	—	(3,187)	—
Impairment of goodwill and broadcast licenses	***	—	1,626	—
Total operating expenses	149,141	151,062	580,672	558,930
Operating income	46,870	47,007	173,802	159,170
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(18,959)	(21,700)	(77,718)	(95,866)
Interest income	144	50	743	2,228
Gain (loss) from sale of assets	18	17	66	(21)
Gain (loss) from extinguishment of debt	5,305	—	5,451	(30,716)
Gain from derivative instruments	—	1,292	999	2,592
(Loss) income from equity and cost method investments	(2,585)	782	(2,703)	601
Other income, net	955	283	3,787	1,227
Total other expense	(15,122)	(19,276)	(69,375)	(119,955)
Income from continuing operations before income taxes	31,748	27,731	104,427	39,215
INCOME TAX PROVISION	(11,285)	(16,483)	(42,627)	(18,800)
Income from continuing operations	20,463	11,248	61,800	20,415
DISCONTINUED OPERATIONS:
(Loss) income from discontinued operations, net of related income tax (provision) benefit of ($126), $445, ($358) and $270, respectively	(150)	677	(141)	1,219
Gain from discontinued operations, net of related income tax provision of $0, $489, $0 and $489, respectively	—	1,065	—	1,065
NET INCOME	$20,313	$12,990	$61,659	$22,699

EARNINGS PER COMMON SHARE:
Basic earnings per share from continuing operations	$0.26	$0.13	$0.72	$0.23
Basic earnings per share from discontinued operations	$—	$0.02	$—	$0.03
Basic earnings per share	$0.25	$0.15	$0.72	$0.26
Diluted earnings per share from continuing operations	$0.25	$0.13	$0.72	$0.23
Diluted earnings per share from discontinued operations	$—	$0.02	$—	$0.03
Diluted earnings per share	$0.24	$0.15	$0.72	$0.26
Weighted average common shares outstanding	80,019	87,187	85,652	86,910
Weighted average common and common equivalent shares outstanding	92,359	87,212	92,070	87,015
Dividends declared per share	$0.20	$0.175	$0.80	$0.625

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	December 31, 2008	September 30, 2008
Cash & cash equivalents	$16,470	$11,646
Total current assets	203,125	222,668
Total long term assets	2,075,813	2,083,058
Total assets	2,278,938	2,305,726

Current portion of debt	69,911	60,278
Total current liabilities	248,335	243,922
Long term portion of debt	1,306,185	1,336,059
Total long term liabilities	1,794,854	1,814,611
Total liabilities	2,043,189	2,058,533

Minority interest in consolidated subsidiaries	16,302	17,014

Total stockholders’ equity	219,447	230,179
Total liabilities & stockholders’ equity	$2,278,938	$2,305,726

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2008	2008
Net cash flow from operating activities	$73,037	$211,133
Net cash flow used in investing activities	(15,844)	(142,322)
Net cash flow used in financing activities	(52,369)	(73,321)

Net increase (decrease) in cash & cash Equivalents	4,824	(4,510)
Cash & cash equivalents, beginning of period	11,646	20,980
Cash & cash equivalents, end of period	$16,470	$16,470